As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Azenta, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3040660
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Summit Drive, 6th Floor
Burlington, MA 01803
(Address of principal executive offices and zip code)

Azenta, Inc. 2020 Equity Incentive Plan

As Amended Through November 2, 2025

(Full Title of the Plan)

Copy of all communications to:

Ephraim Starr	April Hamlin
Senior Vice President, General Counsel and Secretary	Ballard Spahr LLP
Azenta, Inc.	2000 IDS Center
200 Summit Drive, 6th Floor	80 South 8th Street
Burlington, MA 01803	Minneapolis, Minnesota 55402
(888) 229-3682	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting Registrant or an emerging growth Registrant. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting Registrant,” and “emerging growth Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting Registrant ☐
Emerging growth Registrant ☐

If an emerging growth Registrant, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Azenta, Inc. (the “Registrant”) for the purpose of registering an additional 2,750,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued pursuant to awards under the Registrant’s 2020 Equity Incentive Plan, as amended (the “Plan”). At the Registrant’s annual meeting of stockholders held on January 28, 2026, the Registrant’s stockholders approved the amendment to the Plan to increase in the number of shares reserved by the additional 2,750,000 shares of Common Stock being registered by this Registration Statement.

In accordance with General Instruction E to Form S-8, the Registrant incorporates herein by reference the Form S-8 filed by the Registrant on February 4, 2021, registering 2,800,000 shares of Common Stock reserved under the Plan (SEC File No. 333-252725), together with all exhibits filed therewith or incorporated therein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2025, filed on December 4, 2025;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2025 and March 31, 2026, filed on February 5, 2026 and May 8, 2026, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed (but not furnished) on December 10, 2025, December 29, 2025, January 29, 2026, February 2, 2026, March 4, 2026, April 2, 2026, and April 7, 2026;

(d)

The portions of the Registrant’s definitive amended proxy statement on Schedule 14A that we filed with the Commission on December 19, 2025 that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)

The description of the Registrant’s Common Stock contained in Exhibit 4.02 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024, filed on November 27, 2024, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not furnished) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of securities will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 and/or Item 7.01 of Current Report on Form 8-K and any corresponding exhibits thereto be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which permits a corporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty through its certificate of incorporation, except:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or
●	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant’s restated certificate of incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation further provides for the indemnification of its directors and officers to the fullest extent permitted by Section 145 of the DGCL.

The Registrant’s amended and restated bylaws provide that the Registrant may indemnify, and may advance expenses, to each covered person who is a party to, or was or is threatened to be made a party to, or is otherwise involved in any proceeding, as provided in the Registrant’s amended and restated bylaws and to the fullest extent permitted by applicable law.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Registrant has entered into or offered to enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1

Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 (File. No. 333 189582), filed on June 25, 2013).

4.2

Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective as of December 1, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 1, 2021).

4.3

Amended and Restated Bylaws of the Registrant, effective as of August 7, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 20, 2023, filed on August 9, 2023).

4.4

Specimen Certificate for shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-3 (File. No. 333 88320), filed on May 15, 2002).

Exhibit No.	Description of Exhibit
4.5	Description of Securities (incorporated herein by reference to Exhibit 4.02 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024, filed on November 26, 2024).
5.1*	Opinion of Ballard Spahr LLP.
10.1+

Azenta, Inc. 2020 Equity Incentive Plan as amended through November 2, 2025, incorporated by reference to Appendix B to the Registrant’s definitive revised proxy statement for the 2026 Annual Meeting of Stockholders filed on December 19, 2025.

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).
107.1*	Filing Fee Table.
*	Filed herewith.
+	Indicates management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts, on May 8, 2026.

AZENTA, INC.

By:	/s/ John P. Marotta
John P. Marotta
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Azenta, Inc. hereby constitute and appoint John Marotta and Lawrence Lin, each acting alone, with power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 8, 2026.

/s/ John P. Marotta	Director, President, and Chief Executive Officer
John P. Marotta	(principal executive officer)

/s/ Lawrence Lin	Executive Vice President and Chief Financial Officer
Lawrence Lin	(principal financial and accounting officer)

/s/ Frank E. Casal	Director
Frank E. Casal

/s/ William L. Cornog	Director
William L. Cornog

/s/ Robyn C. Davis	Director
Robyn C. Davis

/s/ Dipal Doshi	Director
Dipal Doshi

/s/ Quentin G. Koffey	Director
Quentin G. Koffey

/s/ Alan J. Malus	Director
Alan J. Malus

/s/ Erica J. McLaughlin	Director
Erica J. McLaughlin

/s/ Tina S. Nova	Director
Tina S. Nova